                                    Shandwick

                        1888 Century Park East, Suite 920
                          Los Angeles, California 90067
                 Telephone: 310-785-9002 Facsimile: 310-785-9003



                               LETTER OF AGREEMENT


                                                              February 5, 1999


Lawrence Weisdorn
President
PiGraphix, Inc.
517 Boccaccio Avenue
Venice, California  90291

Dear Mr. Weisdorn:

This letter outlines the services Shandwick International, Inc., proposes to render in connection with the engagement between PiGraphix, Inc. (the "Client") and Shandwick International, Inc. (the "Agency"); summarizes the fee arrangement for the services to be rendered; and upon review and acceptance, constitutes the Letter of Agreement for the relationship between the Client and Agency.

                   Appointment and Authorization of the Agency

The Agency is hereby retained as the Agency of record to represent the Client in carrying out its media relations outreach program and is authorized to act on behalf of the Client in this regard subject to the terms and conditions of this Agreement.

                               Outline of Services

As the Client's public relations agency, the Agency will provide a comprehensive range of communications services, including: counsel, planning and strategy; market and editorial research; development of editorial materials; ongoing and targeted press relations, and such special activities as press tours, technical articles, press events and trade show support as the Client and Agency determine is appropriate.

In addition to basic corporate and product public relations, the Agency will provide assistance and counsel as needed for such activities as customer support, employee communications and financial investor relations. Toward that end, the Agency will develop a strategic plan and budget with the Client, which will be the basis of the program projects that will be implemented. In the absence of such a plan and budget, mutually agreed upon projects will be executed at the Agency's hourly rates.

Although there are no guarantees, since results are influenced by many variables beyond the Agency's or Client's control, the Agency will use its good faith efforts to achieve goals within the budget agreed upon. The Agency shall have no liability hereunder except for its gross negligence or willful misconduct.

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Letter of Agreement
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                                 Fee Arrangement

The Agency will bill the Client in advance $15,000 for professional staff time, which will be credited against the final Client fee invoice. At the end of each month, Agency will invoice to Client actual hours incurred at a rate of $135.00 per hour, excluding officers of the Agency, which will be billed at the applicable rate. Billing rates are subject to change on sixty- (60) day's notice or upon contract renewal.

Disbursements, including but not limited to travel, meals, news wire, news retrieval, telephone, postage, deliveries, in-house copies, subscriptions, production, program-related entertainment, and other miscellaneous expenses will be billed each month at Agency's cost plus Agency's standard 17.65 percent service fee.

Production or special projects involving substantial outlay ($2,000 or more) or which extend over a period of more than thirty (30) days will be billed in advance, either in whole or in part, at the Agency's discretion and will be due upon receipt. Other expenses may also be billed in advance at the option of the Agency.

Payment is due within fifteen (15) days of the date of the invoice. Any invoice unpaid after thirty (30) days will incur a 1-1/4% per month service charge and may result in the suspension of services until payment is received. If there is a dispute, the Agency must be notified within twenty
(20) days of the date of the invoice in writing. Objections not received within this time period are waived.

                                   Termination

This contract shall remain in effect and be binding upon the parties and their assigns for a period of six months, commencing February 5, 1999. Thereafter, the Agreement shall automatically be renewed for successive six-month periods. Either party may terminate this Agreement at any time upon sixty- (60) days' written notice. The rights and responsibilities of the Agency and the Client shall continue in full force during the period of notice. The Client is obligated to compensate the Agency for completion of projects in process. The Client may, at its option, include in its notice a request that the Agency undertake additional projects, which the Agency will do under the above compensation terms. Upon such renewal, the hourly charges may be increased by the Agency in accordance with the Agency's policies applicable to clients generally.

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Letter of Agreement
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                               Furnished Materials

Agency shall use its good faith efforts to keep confidential information and materials provided by the Client to the Agency on a confidential basis except as otherwise required by law.

The Client agrees that any information or material provided to the Agency shall be truthful and shall not be misleading or unlawful nor will it wrongfully divulge or infringe upon the patent, trademark, copyright, trade secret or other rights of third parties. The Client further agrees to indemnify and hold harmless the Agency and/or its agents and employees for and from any and all losses, damages, punitive damages, fines, penalties, costs and expenses, including reasonable attorney fees incurred by the Agency and/or its agents and employees which arise out of the furnishing by the Client, or the Client's agents and/or employees, or any information or material. The foregoing obligation shall survive any termination of this Agreement.

In addition the Client will indemnify the Agency for all reasonable attorney's fees and costs incurred in enforcing the terms and conditions of this Letter of Agreement. The Client's duty to indemnify the Agency under this contract will not terminate with the cancellation of this contract.

The Client will indemnify the Agency for all reasonable attorney fees and costs incurred in producing documents or giving testimony in connection with any litigation involving the Client and a third party.

                                 No Solicitation

The Client agrees that during the term of this agreement and for a six- (6) month period thereafter, it will not solicit or induce any employee of the Agency to leave his or her employment with the Agency or hire any employee of the Agency. Should the Client hire an employee of the Agency within such time, the Client agrees to compensate Agency a sum equivalent to 25% of the employee's current annual salary.

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Letter of Agreement
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                                Entire Agreement

This agreement contains the entire agreement of the parties. This Agreement may not be modified except in writing signed by the parties hereto.

Upon acceptance of this Letter of Agreement, please sign both copies of this letter and return them for counter-signature to John E. Lundy, Shandwick International, Inc., 1888 Century Park East, Suite 920, Los Angeles, CA 90067. A fully-executed copy will be returned to you for your records.

We look forward to a mutually beneficial relationship.

Very truly yours,

Shandwick International, Inc.


By: JOHN E. LUNDY
    ------------------------------
    John E. Lundy
    Chief Financial Officer


We wish to engage Shandwick International, Inc. under the above terms:

Authorized and approved by

PiGraphix, Inc.


By: LAWRENCE WEISDORN
    ------------------------------
    President

    February 5, 1999
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    Date